Exhibit 99.2

Execution Version

TERM LOAN AND SECURITY AGREEMENT

This Term Loan and Security Agreement (“Agreement”) is made as of April 17, 2015 by and among REVETT MINING COMPANY INC., a Delaware corporation (the “Borrower”), REVETT SILVER COMPANY, a Montana corporation (“RSC”), REVETT HOLDINGS, INC., a Montana corporation (“Revett Holdings”, and together with RSC, the “Guarantors” and the Guarantors together with the Borrower, the “Loan Parties”) and HECLA MINING COMPANY, a Delaware corporation (the “Lender”). In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

LOAN; SECURITY DOCUMENTS

1.1	TERM LOAN

On the terms and subject to the conditions of this Agreement, the Lender agrees to make to the Borrower, on or after the date that all conditions precedent set forth in Article III have been satisfied (the “Closing Date”), one or more term loans (each a “Loan” and collectively, the “Loans”) in an aggregate principal amount not to exceed One Million Five Hundred Thousand and No/100 dollar ($1,500,000) (the “Maximum Amount”). No amounts paid or prepaid with respect to the Loans may be reborrowed.

1.2	NOTE

The Borrower’s unconditional and absolute obligation to repay to the Lender the principal of the Loans and interest thereon shall be evidenced by a promissory note (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, and together with any renewals thereof or substitutions therefor, the “Note”), in the form of Exhibit A hereto dated the Closing Date. The date and amount of draw made, and each repayment and prepayment of principal thereon received, by the Lender shall be recorded by the Lender in its records or, at its option, on the schedule attached to the Note. The aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on the Note to the Lender absent manifest error. The failure to so record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Borrower’s obligations hereunder or under the Note to repay the principal amount of the Loans together with all interest accruing thereon.

1.3	USE OF PROCEEDS

The Borrower shall apply the proceeds of each Loan solely for the Borrower’s general corporate purposes so long as it does not cause a default under the Merger Agreement. The Borrower hereby directs the Lender to transfer the proceeds of the Loan on the Closing Date to a deposit account to be identified by the Borrower (the “Borrower Account”).

1.4	GUARANTY

All of the obligations of the Borrower under the Note and this Agreement shall be guaranteed pursuant to the Guaranty by the Guarantors. All of the obligations of the Guarantors under the Guaranty shall be secured by the Collateral, which shall be a lien ranking senior and superior to all other liens.

1.5	GRANT OF SECURITY INTEREST

As collateral security for the payment and performance in full of all the Obligations, each Loan Party hereby pledges and grants to the Lender, a lien on and security interest in and to all of the right, title and interest of such Loan Party in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(a) all interests in the real estate owned by Revett Holdings and listed on Schedule 1.5 attached hereto (the “Revett Holdings Property”); and

(b) all equity interests of Revett Holdings.

Each Loan Party shall take all action that may be reasonably necessary or desirable, or that Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in and lien on the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all liens other than Permitted Liens, (ii) subject to any express exclusion or limitations in this Agreement, executing and delivering financing statements, control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest and lien under the UCC or other applicable law, (iii) providing, within fourteen (14) days of the Closing Date (or, at Lender’s sole discretion, such longer period), with respect to Loan Parties’ interests in the Revett Holdings Property, mortgages or deeds of trust (including, without limitation, leasehold mortgages and leasehold deeds of trust) and related landlord estoppels, accompanied by title insurance, environmental indemnities, lien searches, environmental reports, opinions of counsel, and other items request by Lender in its sole discretion, with respect to the Revett Holdings Property (whether such interest is a fee interest, leasehold interest, patented claim, unpatented claim or otherwise), and (iii) otherwise providing such other documents and instruments as Lender may request, in order that the full intent of this Agreement may be carried into effect; provided, however, perfection of Lender’s liens on assets of the Loan Parties shall not be required where the Lender determines in its sole discretion that the benefits of obtaining such perfection is outweighed by the costs or burdens of providing the same. By its signature hereto, each Loan Party hereby authorizes Lender to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the applicable UCC in form and substance satisfactory to Lender (which statements may have a description of collateral which is the same, broader or more narrow than that set forth herein). All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be paid by Borrower to Lender immediately upon demand

1.6	FILINGS

Each Loan Party hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether the Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, (ii) any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Loan Party hereunder, without the signature of such Loan Party where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Debtor or in which the Debtor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Loan Party agrees to provide all information described in the immediately preceding sentence to the Lender promptly upon request by the Lender.

ARTICLE II

REPAYMENT; PREPAYMENTS; INTEREST

2.1	REPAYMENT OF THE LOANS

The Borrower shall repay the aggregate outstanding principal amount of the Loans, together with all accrued but unpaid interest thereon, in full on the earlier of July 1, 2015, or the date upon which the Loans become or are declared due and payable pursuant to Article VII of this Agreement.

2.2	PREPAYMENTS

The Borrower shall have the right to prepay the principal amount of the Loans, in whole or in part, at any time without penalty or premium. Any prepayment of principal shall be accompanied by a payment of all interest accrued and unpaid on the portion of the principal amount being prepaid.

2.3	INTEREST AND FEES

(a) The Loans shall bear interest on the outstanding principal amount thereof at a per annum rate equal to LIBOR plus 5%. All accrued interest on the Loans shall be payable in arrears at maturity (or if such day is not a Business Day, on the next succeeding Business Day); provided that in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All computations of interest shall be made on the basis of a year of 360 days, and actual days elapsed, which, the Borrower acknowledges will result in a higher actual rate of interest that the rates stated above.

(b) Notwithstanding the rate of interest specified above, after an Event of Default and during the continuance thereof (regardless of whether the Loans have been accelerated), the Borrower agrees to pay interest (after as well as before judgment to the extent permitted by applicable law) on all unpaid principal, interest or other amounts owing under the Transaction Documents, at a rate equal to the rate otherwise payable hereunder plus two percent (2%) per annum.

2.4	USURY

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loans, together with all fees, charges and other amounts which are treated as interest on the Loans under applicable law shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loans hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.

2.5	TAXES; WITHHOLDING, ETC.

(a) All sums payable by or on account of any obligation of the Borrower hereunder or under the other Transaction Documents, shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) If any Loan Party is required by law to make any deduction or withholding on account of any tax from any sum paid or payable to the Lender under any of the Transaction Documents: (i) the Borrower shall notify the Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such tax before the date on which penalties attach thereto; (iii) the sum payable by the Borrower in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding (including any deduction or withholding of taxes applicable to additional sums payable under this Section 2.5), the Lender receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within 30 days after the due date of payment of any tax which it is required to deduct or withhold, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

2.6	PAYMENTS DUE

(a) All payments by the Loan Parties of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Lender not later than 12:00 noon (Pacific time) on the date due; for purposes of computing interest and fees, funds received by the Lender after that time on such due date shall be deemed to have been paid by the Loan Parties on the next succeeding Business Day. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

ARTICLE III

CONDITIONS TO CLOSING AND SUBSEQUENT DRAWS

3.1	CONDITIONS FOR INITIAL LOAN

The obligation of the Lender to make the initial Loan is subject to the fulfillment to the Lender’s satisfaction on or prior to the Closing Date of each of the following conditions, unless otherwise waived by the Lender:

(a) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Borrower and the Guarantors on or prior to the Closing Date shall have been performed or complied with by the Borrower and the Guarantors.

(b) The Loan Parties shall have executed and delivered to the Lender this Agreement, Borrower shall have issued to the Lender its Note, and the Borrower and each of the Guarantors, as applicable, shall have executed and delivered the following agreements and documents:

(i) the Guaranty;

(ii) the Pledge Agreement;

(iii) a secretary’s certificate of the Borrower, (i) attaching a certified copy of the Certificate of Incorporation and current Bylaws of the Borrower and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the board of directors of the Borrower approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of the officers or representatives of the Borrower signing the Transaction Documents to which the Borrower is a party;

(iv) a secretary’s certificate of each of the Guarantors (i) attaching a certified copy of the Articles of Incorporation and current Bylaws of such Guarantor and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the board of directors of such Guarantor approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of the officers or representatives of such Guarantor signing the Transaction Documents to which such Guarantor is a party;

(v) a Certificate of Good Standing from the state of formation of the Borrower and each of the Guarantors;

(vi) UCC Financing Statement naming the Borrower as Debtor, the Lender as Secured Party and describing the Pledged Collateral; and

(vii) UCC Financing Statement naming the Guarantors as Debtors, the Lender as Secured Party and describing the Guarantor Collateral.

(c) The Borrower and the Guarantors shall have obtained all necessary consents or waivers, if any, from all parties governmental and private to any other material agreements to which the Borrower or either of the Guarantors is a party or by which any of them is bound immediately prior to the Closing Date in order that the transactions contemplated by the Transaction Documents may be consummated.

(d) All corporate and other proceedings taken or required to be taken by the Borrower and the Guarantors in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be consummated prior to the Closing Date shall have been taken, and the Lender shall have received such other documents, in form and substance reasonably satisfactory to the Lender and its counsel, as to such other matters incident to the transactions contemplated hereby as the Lender may reasonably request.

3.2	CONDITIONS FOR ALL LOANS

The obligation of the Lender to make any Loan, including the initial Loan on or after the Closing Date, is subject to the fulfillment to Lender’s satisfaction of each of the following conditions, unless otherwise waived by Lender:

(a) The Lender shall have received a notice from the Borrower requesting that a Loan be made, which notice shall specify (i) the amount of the Loan; (ii) the date the Borrower would like Lender to make such Loan (which date shall be a Business Day) (the “Credit Date”) and (iii) a description of the proposed use of the proceeds of such Loan;

(b) After making the Loans requested, the aggregated principal amount of Loans made by Lender to Borrower on and after the Closing Date shall not exceed the Maximum Amount;

(c) As of such Credit Date, the representations and warranties of the Loan Parties contained herein and in the other Transaction Documents shall be true and correct on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date;

(d) As of such Credit Date, no event shall have occurred and be continuing or would result from the making of the requested Loan that would constitute a Default or an Event of Default or a default under the Merger Agreement;

(e) None of the Borrower, the Guarantors or the Lender shall be subject to any order, decree or injunction of a court or administrative or governmental body or agency of competent jurisdiction directing that the transactions provided for in the Transaction Documents or Merger Agreement or any material aspect thereof not be consummated as contemplated by the Transaction Documents or Merger Agreement; and

(f) There shall not be any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by any court or administrative or governmental body or agency pending or, to the Borrower’s best knowledge, threatened, wherein an unfavorable order, decree or injunction would prevent the performance of any of the Transaction Documents or Merger Agreement or the consummation of any material aspect of the transactions or events contemplated thereby, declare unlawful any aspect of the transactions or events contemplated by the Transaction Documents or Merger Agreement, cause any material aspect of the transactions contemplated by the Transaction Documents or Merger Agreement to be rescinded or have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE BORROWER AND GUARANTORS

As a material inducement to the Lender to enter into and perform its obligations under this Agreement, except as disclosed on the Company Disclosure Schedule (as such term is defined in the Merger Agreement), the Borrower and each of the Guarantors hereby represent and warrant to the Lender as follows:

4.1	ORGANIZATION AND EXISTENCE

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in such other jurisdictions as the nature or conduct of its operations or the ownership of its properties require such qualification. The Borrower does not own or lease any property or engage in any activity in any jurisdiction that might require qualification to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject the Borrower to a material liability. The Borrower has furnished the Lender with true, correct and complete copies of its Certificate of Incorporation, bylaws and all amendments thereto, as of the date hereof.

(b) Each of the Guarantors is a corporation duly organized, validly existing and in good standing under the laws of Montana and is qualified to do business in such other jurisdictions as the nature or conduct of its operations or the ownership of its properties require such qualification. Neither of the Guarantors owns or leases any property or engages in any activity in any jurisdiction that might require such Guarantor to qualify to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject such Guarantor to a material liability. Each Guarantor has furnished the Lender with true, correct and complete copies of its Articles of Incorporation, bylaws and all amendments thereto, as of the date hereof.

4.2	AUTHORIZATION

(a) The Borrower has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe its obligations under, the Transaction Documents to which it is a party, and (ii) to consummate the transactions contemplated hereby and thereby.

(b) All corporate action on the part of the Borrower necessary for the authorization, execution, delivery and performance by the Borrower of the Transaction Documents and the transactions contemplated therein, and for the authorization, issuance and delivery of the Note, has been taken.

(c) Each of the Guarantors has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe its obligations under, the Transaction Documents to which such Guarantor is a party, and (ii) to consummate the transactions contemplated hereby and thereby.

(d) All corporate action on the part of each of the Guarantors necessary for the authorization, execution, delivery and performance by each such Guarantor of the Transaction Documents to which it is a party and the transactions contemplated therein has been taken.

4.3	BINDING OBLIGATIONS; NO MATERIAL ADVERSE CONTRACTS

The Transaction Documents constitute valid and binding obligations of the Borrower and each of the Guarantors enforceable in accordance with their respective terms. The execution, delivery and performance by the Borrower and each of the Guarantors of the Transaction Documents and compliance therewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of or constitute a default, or accelerate or permit the acceleration of any rights or obligations, under, any provision of state, local, federal or foreign law to which the Borrower or either of the Guarantors is subject, the Certificate of Incorporation, as amended, or the bylaws, as amended, of the Borrower, or the Articles of Incorporation, as amended, or the bylaws, as amended, of either of the Guarantors, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Borrower or either of the Guarantors is a party or by which any of them is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Borrower or either of the Guarantors pursuant to any such term.

4.4	COMPLIANCE WITH INSTRUMENTS

Neither the Borrower nor either of the Guarantors is in violation of its organizational documents. Neither the Borrower nor either of the Guarantors (a) is in default, and no event has occurred which, with the giving of notice, or the lapse of time, or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material agreement, including, without limitation, the Merger Agreement or any license, indenture or other instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, and (b) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject.

4.5	LITIGATION

There are no actions, suits or proceedings (including governmental or administrative proceedings), investigations, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority, to which the Borrower or either of the Guarantors is a party or is subject, or to which any of their authorizations, consents and approvals or other properties or assets, is subject, which is pending, or, to the best knowledge of the Borrower or either of the

Guarantors, threatened or contemplated against the Borrower or either of the Guarantors or any of such property or assets, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor either of the Guarantors is subject to any actions, suits or proceedings (including governmental or administrative proceedings), investigation, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority or any third Person regarding its accounting practices or policies.

4.6	OFFERING EXEMPTION

Neither the Borrower nor either of the Guarantors is subject to registration as an “investment company” under the 1940 Act.

4.7	PERMITS; GOVERNMENTAL AND OTHER APPROVALS

(a) The Borrower and each of the Guarantors possess all necessary consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses, permits or other analogous acts by, of, from or with all public, regulatory or governmental agencies, bodies and authorities and all other third parties, to own, lease and operate its respective properties and to carry on its business as now conducted and proposed to be conducted except to the extent that the failure to obtain any such consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses or permits would not have a Material Adverse Effect. No approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with, any governmental authority or any other Person is required in connection with the Borrower’s or either of the Guarantor’s valid execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated on the part of the Borrower or either Guarantor hereby.

4.8	TAXES

The Borrower and each of the Guarantors has (a) filed all necessary income, franchise and other material tax returns, domestic and foreign, (b) paid all taxes shown as due thereunder and (c) withheld and paid to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees. Neither the Borrower nor either of the Guarantors has any knowledge, nor has it received notice, of any tax deficiency which might be assessed against the Borrower or either of the Guarantors which, if so assessed, could reasonably be expected to have a Material Adverse Effect.

4.9	DISCLOSURE

The information heretofore provided and to be provided in connection with this Agreement, the Transaction Documents and each of the agreements, documents, certificates and writings previously furnished to the Lender or its representatives, do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary in order to make the statements and writings contained herein and therein not false or misleading in the light of the circumstances under which they were made.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower and each of the Guarantors hereby covenant and agree, so long as the Note remains outstanding, as follows:

5.1	MAINTENANCE OF CORPORATE EXISTENCE; TAXES

(a) The Borrower shall maintain in full force and effect its corporate existence, rights and franchises owned or possessed by it and necessary to the conduct of its business, except where failure to maintain such rights and franchises could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause each of the Guarantors to, (i) promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Borrower and each of the Guarantors, (ii) withhold and promptly pay to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees, and (iii) promptly pay all claims or indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien upon the assets or property of the Borrower or either of the Guarantors; provided, however, that any such tax, lien, assessment, charge or levy need not be paid if (1) the validity thereof shall be contested timely and in good faith by appropriate proceedings, (2) the Borrower or either of the Guarantors shall have set aside on its books adequate reserves with respect thereto, (3) the failure to pay shall not be prejudicial in any material respect to the holders of the Notes and (4) the failure to pay shall not cause a default under the Merger Agreement, and provided further that the Borrower or either of the Guarantors will pay or cause to be paid any such tax, lien, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

5.2	REPORTING

The Borrower and the Guarantors shall furnish with reasonable promptness, copies of such information and financial data concerning the Borrower and each of the Guarantors as the Lender may reasonably request.

5.3	NOTICE OF ADVERSE CHANGE

The Borrower and each of the Guarantors shall promptly give notice to the Lender (but in any event within two days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

(a) any Event of Default or Default;

(b) the institution or threatened institution of any action, suit or proceeding against the Borrower or either of the Guarantors before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect;

(c) any information relating to the Borrower or either of the Guarantors which could reasonably be expected to have a Material Adverse Effect; or

(d) any failure by the Borrower or either of the Guarantors to comply with the provisions of Section 5.4 below.

Any notice given under this Section 5.3 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Borrower has taken and proposes to take with respect thereto.

5.4	COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS

The Borrower and each of the Guarantors shall comply with the terms and conditions of all material agreements, commitments or instruments to which they are a party or by which they may be bound, including, without limitation, the Merger Agreement. The Borrower and each of the Guarantor shall also enforce all of its rights under any material agreements, commitments or instruments to which they are a party or by which they may be bound. The Borrower and each of the Guarantors shall duly comply with any Legal Requirements relating to the conduct of its businesses, properties or assets, in each case except for any such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

5.5	ACCOUNTS AND RECORDS; INSPECTIONS

(a) The Borrower and each of the Guarantors shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Borrower and each of the Guarantors.

(b) The Borrower shall permit the Lender or any of the Lender’s officers, employees or representatives during regular business hours of the Borrower, upon reasonable notice and as often as the Lender may reasonably request, to visit and inspect the offices and properties of the Borrower and to make extracts or copies of the books, accounts and records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with the Borrower’s directors and officers, its independent public accountants, consultants and attorneys.

5.6	MAINTENANCE OF OFFICE

The Borrower will maintain its principal office at the address of the Borrower set forth in Section 10.4 of this Agreement where notices, presentments and demands in respect of this Agreement and the Note may be made upon the Borrower, until such time as the Borrower shall notify the Lender in writing, at least 30 days prior thereto, of any change of location of such office.

5.7	LIENS ON COLLATERAL; FURTHER ASSURANCES

Except as specifically permitted in this Agreement and the other Transaction Documents, all liens and security interests granted by the Loan Parties in favor of Lender shall be perfected first priority liens and security interests. From time to time the Borrower and each of the Guarantors shall execute and deliver to the Lender such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the Lender in order to implement or effectuate the terms and provisions of this Agreement and the transactions contemplated hereby.

5.8	COLLATERAL

With respect to all Collateral, the Borrower and each of the Guarantors shall take all actions necessary to preserve and protect the Lender’s first priority security interest therein pursuant to the applicable Transaction Documents or otherwise.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees, so long as the Note remains outstanding, other than as permitted under the Merger Agreement, it will not, directly or indirectly, without the prior written consent of the Lender:

6.1	STAY, EXTENSION AND USURY LAWS

At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance of the Note or this Agreement, the Borrower hereby expressly waiving all benefit or advantage of any such law, or by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender but will suffer and permit the execution of every such power as though no such law had been enacted.

6.2	LIENS

Except as otherwise provided in this Agreement or any other Transaction Document (such exceptions being “Permitted Liens”), create, incur, assume or permit to exist any mortgage, pledge, lien, security interest or encumbrance on any part of its properties or assets, including the Revett Holdings Property, or on any interest it may have therein, now owned or hereafter acquired, nor acquire or agree to acquire property or assets under any conditional sale agreement or title retention contract.

6.3	INDEBTEDNESS

Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any Indebtedness, excluding:

(a) the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business; or

(b) the Note; or

(c) indebtedness permitted under the Merger Agreement.

6.4	ARM’S LENGTH TRANSACTIONS

Enter into any transaction, contract or commitment or take any action other than at arm’s length.

6.5	LOANS AND ADVANCES

Make any advance or loan to, or guarantee any obligation of, any Person.

6.6	INTERCOMPANY TRANSFERS; DISTRIBUTIONS; TRANSACTIONS WITH AFFILIATES

(a) Make any intercompany transfers of monies or other assets in any single transaction or series of transactions, or any distributions to its owners, except as otherwise permitted in the Merger Agreement.

(b) Engage in any transaction with any of the officers, directors, employees or Affiliates of the Borrower except on terms no less favorable to the Borrower as could be obtained at arm’s length.

6.7	INVESTMENTS

Make any investments in, or purchase any stock, option, warrant, or other security or evidence of Indebtedness of, any Person other than investments permitted under the Merger Agreement.

6.8	OTHER BUSINESS

Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as disclosed to the Lender prior to the date hereof by the Borrower.

6.9	EMPLOYEE BENEFIT PLANS AND COMPENSATION

Enter into any agreement to provide for or otherwise establish any written or unwritten employee benefit plan, program or other arrangement of any kind, covering current or former employees of the Borrower.

6.10	FORMATION OF SUBSIDIARIES

Organize or invest in any new corporation, partnership, joint venture, limited liability company, trust or estate.

6.11	ASSET SALES

Sell, lease, transfer or otherwise dispose its assets and property other than sales, leases, transfers and dispositions permitted under the Merger Agreement.

ARTICLE VII

EVENTS OF DEFAULT

7.1	EVENTS OF DEFAULT

If any of the following events shall occur and be continuing, an “Event of Default” shall be deemed to have occurred:

(a) if the Borrower shall default in the payment of any part of the principal or interest of the Note, when the same shall become due and payable, whether at maturity or at a date fixed for payment or prepayment or by acceleration or otherwise;

(b) if the Borrower or either of the Guarantors shall default in the performance of any of the covenants contained in Articles V or VI or Section 1.5;

(c) except as provided in Section 7.1(a) or (b), if the Borrower or either of the Guarantors shall default in the performance of any other agreement contained in any Transaction Document or in any other agreement executed in connection with this Agreement and such default shall not have been remedied to the satisfaction of the Lender within 15 days;

(d) if any representation or warranty made by the Borrower, the Guarantors or any of their officers in any Transaction Document or in or any certificate delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made;

(e) if (i) any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing, or under which there is at the time outstanding, any Indebtedness of the Borrower or either of the Guarantors, or which results in such Indebtedness becoming (or being declared by its holders or, on its behalf, by an agent or trustee therefore to be) due and payable prior to its due date; or (ii) except as provided under the Merger Agreement a Change of Control in Borrower shall have occurred;

(f) if the Borrower or either of the Guarantors shall default in the observance or performance of any term or provision of an agreement to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect and such default is not waived or cured within the applicable grace period;

(g) if a final judgment which, either alone or together with other outstanding final judgments against the Borrower or either of the Guarantors, exceeds an aggregate of $100,000 shall be rendered against the Borrower or either of the Guarantors and such judgment shall have continued undischarged or unstayed for 45 days after entry thereof;

(h) if the Borrower or either of the Guarantors shall generally not pay its debts as such debts become due or shall make an assignment for the benefit of creditors generally, or shall admit in writing its inability to pay its debts generally; or if any proceeding shall be instituted by or against the Borrower or either of the Guarantors seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or if any writ of attachment or execution or any similar process shall be issued or levied against it or any substantial part of its property which is either not released, stayed, bonded or vacated within 45 days after its issue or levy or any of the actions sought or relief sought in any proceeding pursuant to which such writ or similar process shall be issued or initiated shall occur or be granted; or if the Borrower or either of the Guarantors takes corporate action in furtherance of any of the aforesaid purposes or conditions;

(i) if any provision of any Transaction Document or the Merger Agreement shall for any reason cease to be valid and binding on, or enforceable against, the Borrower or either of the Guarantors, or the Borrower or either of the Guarantors shall so assert in writing;

(j) any Transaction Document (or any financing statement) which purports:

(i) to create, perfect or evidence a lien on or security interest in any Collateral in favor of the Lender (or their agents and representatives), or to provide for the priority of any such lien or security interest over the interest of any other party in the same collateral, shall cease to create, or to preserve the enforceability, perfection or priority of, such lien and security interest; or

(ii) to provide for the priority in right of payment of the Borrower’s obligations under the Transaction Documents to or in favor of the Lender (or their agents or representatives) shall cease to preserve such priority; or

(k) if the Borrower shall be in breach of any provision under the Merger Agreement.

7.2	REMEDIES

Upon the occurrence and during the continuance of an Event of Default, the Lender may at any time at its option, by written notice or notices to the Borrower (a) declare the Note to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived by the Borrower; and (b) declare any other amounts payable to the Lender under this Agreement or as contemplated hereby due and payable; provided, however, that upon the occurrence of an Event of Default under Section 7.1(h), the Note, together with interest accrued thereon, shall automatically become and be due and payable, without presentment, demand, protest or notice of any kind, or any other action of the Lender of any kind, all of which are hereby waived by the Borrower.

7.3	ENFORCEMENT

(a) In case any one or more Events of Default shall occur and be continuing, the Lender or its agent may proceed to protect and enforce the rights of the Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement in favor of the Lender or its agent which is contained in any of the Transaction Documents or in the Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law (including, without limitation, the right to enforce the Guaranty and the Pledge Agreement, each in accordance with its respective terms). In case of a default in the payment of any principal of or interest on the Note, the Borrower will pay to the Lender such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, attorney’s fees, expenses and disbursements. No course of dealing and no delay on the part of the Lender or its agent in exercising any rights shall operate as a waiver thereof or otherwise prejudice the Lender’s or its agent’s rights. No right conferred hereby or by the Note upon any holder thereof shall be exclusive of any other right referred to herein or therein or now available at law or in equity, by statute or otherwise.

(b) If any Event of Default shall have occurred and be continuing, the Lender may exercise, without any other notice to or demand upon any Loan Party, in addition to the other rights and remedies provided for herein or in any other Transaction Document or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

(i) without notice except as specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable; and

(ii) exercise any and all rights and remedies of the Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, (A) any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Deposit Accounts, (C) exercise all other rights and remedies with respect to the Collateral, including without limitation, those set forth in Section 9-607 of the UCC and (D) exercise any and all voting, consensual and other rights with respect to any Collateral.

(c) Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by applicable law, the Lender may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by it of any rights hereunder. Each Loan Party hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. The Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(d) The Lender may, without notice to the Borrower or either of the Guarantors except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Obligations against any funds deposited with it or held by it or against any obligations it owes to any Loan Party.

ARTICLE VIII

INDEMNIFICATION

(a) Each Loan Party shall jointly and severally indemnify the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower, any other Loan Party or any of their respective subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower, any other Loan Party or any of their respective subsidiaries, or any environmental claim related in any way to Borrower, any other Loan Party or any of their respective subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers, any other Loan Party or any of their respective subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by Borrower, any other Loan Party or any of their respective subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if Borrower, any other Loan Party or any of their respective subsidiaries has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(c) Payments. All amounts due under this Article VIII shall be payable promptly after demand therefor.

(d) Survival. Each party’s obligations under this Article VIII shall survive the termination of the Transaction Documents and payment of the obligations hereunder.

ARTICLE IX

AMENDMENT AND WAIVER

No amendment of any provision of this Agreement, including any amendment of this Article IX, shall be valid unless the same shall be in writing and signed by the Borrower, the Guarantors and the Lender. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder or under any other Transaction Document, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

ARTICLE X

MISCELLANEOUS

10.1	GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of Delaware wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.2	SUCCESSORS AND ASSIGNS

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the parties hereto and their respective successors, assigns, heirs, executors and administrators. No party may assign any of its rights hereunder without the prior written consent of the other parties; provided, however, that the Lender may assign any of its rights under any of the Transaction Documents to (a) any Affiliate of such Lender or (b) any Person to whom such Lender shall transfer the Note, provided, that in each case the transferee will be subject to the applicable terms of the Transaction Documents to the same extent as if such transferee were the original Lender hereunder.

10.3	ENTIRE AGREEMENT

This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and any other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

10.4	NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if transmitted by facsimile or delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, return receipt requested, addressed as follows:

(a)	if to any Loan Party:

Revett Mining Company, Inc.

11115 East Montgomery, Suite G

Spokane, Washington 99206

Attention: Ken Eickerman

Facsimile: (509) 891-8901

Email: KEickerman@revettminerals.com

with a copy to:

Randall Danskin, P.S.

1500 Bank of America Financial Center

601 West Riverside Avenue

Spokane, Washington 99201-0626

Attention: Douglas J. Siddoway

Facsimile: (509) 624-2528

Email: djs@randalldanskin.com

(b)	if to the Lender:

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

Attention: David C. Sienko

Facsimile: (208) 209-1278

Email: dsienko@hecla-mining.com

with a copy to:

Sheppard Mullin Richter & Hampton LLP

70 West Madison, 48th Floor

Chicago, Illinois 60602

Attention: Kenneth A. Peterson

Facsimile: (312) 499-6301

Email: kpeterson@sheppardmullin.com

or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) on the date of delivery, if delivered personally, (ii) on the date of facsimile transmission, receipt confirmed, (iii) one Business Day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, or (iv) five Business Days after the date of mailing, if mailed.

10.5	DELAYS, OMISSIONS OR WAIVERS

No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement shall impair any such right, power or remedy of the Lender nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring. Any permit, consent or approval of any kind or character on the part of the Lender of any breach or default under this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Lender, shall be cumulative and not alternative.

10.6	INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

10.7	SEVERABILITY

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.8	EXPENSES

(a) The Borrower and each of the Guarantors shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement.

(b) [Intentionally Omitted]

(c) The Borrower and each of the Guarantors further agrees to pay or reimburse the Lender and its agents for all out-of-pocket costs and expenses, including, without limitation, attorneys’ fees and disbursements, and costs of settlement incurred by the Lender or its agents after the occurrence of an Event of Default (i) in enforcing any obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any negotiation, refinancing or restructuring of, or attempted refinancing or restructuring of, the credit arrangements provided under this Agreement and the other Transaction Documents in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to either Borrower or any of its Affiliates and related to or arising out of the transactions contemplated hereby or by any of the other Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise) arising out of or in connection with this Agreement or any of the other Transaction Documents; (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under any Transaction Document.

10.9	JURISDICTION

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the district court of the State of Idaho and the Federal Courts of the United States located in the State of Idaho, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party or to whose benefit it is entitled, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the district court of the State of Idaho or, to the fullest extent permitted by law, in such United States Federal court located in the State of Idaho. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Transaction Document to which it is a party in any such district court or United States Federal court sitting in the State of Idaho. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.10	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

10.11	TITLES AND SUBTITLES

The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.12	COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by facsimile copy, each of which shall be deemed an original, but all of which together shall constitute one instrument.

ARTICLE XI

CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms have the meanings indicated (unless otherwise expressly provided herein):

“1940 Act” means the Investment Company Act of 1940, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the 1940 Act shall be deemed to include any corresponding provisions of future law.

“Affiliate” has the meaning specified in Rule 501(b) under the Securities Act.

“Agreement” has the meaning set forth in the Preamble hereto.

“Borrower” has the meaning set forth in the Preamble hereto.

“Business Day” means any day other than a Saturday or Sunday on which commercial banks are authorized to close, or are in fact closed, in Coeur d’Alene, Idaho.

“Change of Control” means the occurrence of any of the following: (a) the Borrower consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Borrower’s assets to any Person, or any Person consolidates with, or merges with or into, the Borrower, (b) the Borrower sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets (either in one transaction or a series of related transactions) to any Person, or (c) either of the Guarantors shall cease to be directly or indirectly wholly-owned subsidiaries of the Borrower.

“Closing Date” has the meaning set forth in Section 1.1.

“Default” means the occurrence of any event that with the passage of time or the giving of notice or both would constitute an Event of Default.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“GAAP” means generally accepted accounting principles in the United States.

“Guarantor Collateral” means all collateral pledged by the Guarantor to the Lender pursuant to the Pledge Agreement.

“Guaranty” means the Guaranty of even date herewith made by the Guarantors in favor or the Lender.

“Guarantors” has the meaning set forth in the Preamble hereto.

“Interest Period” means an interest period of one day or one-, two-, or three-months (or, with the consent of the Lender, six-, nine- or twelve-months), as selected by the Borrowers, (i) initially, commencing on the Closing Date; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond such Loan’s Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity.

“Lender” has the meaning set forth in the Preamble hereto.

“LIBOR” means the rate per annum equal to the rate determined by the Lender and equal to the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted as (i) the “LIBOR Rate” set forth in the money rates section of the Wall Street Journal for the date that is the applicable Interest Rate Determination Date or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined as of approximately 9:00 a.m. (Los Angeles time) on such Interest Rate Determination Date by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Lender that has been nominated by the British Bankers’ Association (or any successor or substitute agency determined by the Lender) as an authorized information vendor for the purpose of displaying such rates) with a term equivalent to the applicable Interest Period. The Lender currently uses the rate quoted in the Wall Street Journal as indicated above to provide information with respect to the interbank Eurodollar market, but the Lender, in its sole discretion, may change the service providing such information at any time. Each determination of the LIBOR Base Rate by the Lender shall be conclusive and binding upon the parties hereto, absent manifest error.

“Losses” means any claims, losses, damages, liabilities (or actions in respect thereof), obligations, penalties, awards, judgments, expenses (including, without limitation, reasonable fees and expenses of counsel) or disbursements.

“Material Adverse Effect” means (a) a material adverse effect on, or change in, the business, prospects, properties, operations, condition (financial or other) or results of operations of the Borrower, or (b) a material adverse effect on (i) the ability of the Borrower or either of the Guarantors to perform its respective obligations or (ii) the rights or remedies of the Lender under any Transaction Document or the Merger Agreement.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of March 26, 2015, by and among the Borrower, the Lender and RHL Holdings, Inc., a Delaware corporation.

“Note” has the meaning set forth in Section 1.2.

“Obligations” means (i) obligations of the Borrower from time to time arising under this Agreement, any other Transaction Document or otherwise with respect to the due and punctual payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, or otherwise, (B) each payment required to be made by the Borrower under this Agreement or any other Transaction Document, when and as due, and (C) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and any other Transaction Document, and (ii) all other agreements, duties, indebtedness, obligations and liabilities of any kind of the Borrower under, out of, or in connection with this Agreement and the other Transaction Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, loan, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” means the Pledge Agreement of even date herewith by and among the Grantor and the Lender, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“Pledged Collateral” has the meaning set forth in Section 1.5.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Transaction Documents” means, collectively, this Agreement, the Note, the Guaranty, the Pledge Agreement and each other document or agreement executed and/or delivered in connection therewith.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Term Loan Agreement as of the date first written above.

BORROWER:

REVETT MINING COMPANY, INC.

By:	/s/ John Shanahan

Name:	John Shanahan

Title:	President & CEO

GUARANTORS:

REVETT SILVER COMPANY

By:	/s/ John Shanahan

Name:	John Shanahan

Title:	President & CEO

REVETT HOLDINGS, INC.

By:	/s/ Paul Lammers

Name:	Paul Lammers

Title:	Director

Signature Page to Term Loan and Security Agreement

LENDER:

HECLA MINING COMPANY

By:	/s/ David Sienko

Name:	David Sienko

Title:	Vice Pres.

Signature Page to Term Loan and Security Agreement

EXHIBIT A

FORM OF NOTE

See attached.

EXHIBIT-A

SCHEDULE 1.5

REVETT HOLDINGS PROPERTY

(See attached)

REVETT MINING COMPANY, INC
Corporate Land Holding Summary

I) Summary

Holding Company:	Revett Holdings, Inc. ("RHI")
Property Name:	American Kootenai
Type of Holding:	Patented Lode Mining Claims
Acreage (approx.):	273 acres
Maps:	

EVENING
TREASURE VAULT
GOLD BUG MILLSITE
Creek
UNION MILL SITE
GOLD KING
BROOKLAND PLACER
T 27 N
T 26 N
LAST CHANCE
UNION
MISFIT FRACTION
OUTLOOK
OLD RELIABLE
OUTLOOK FRACTION
R 31 W
R 30 W
AMERICAN-KOOTENAI PROPERTY

II) Encumbrances

Property Name	Encumbered to	Amount	Type of Encumbrance	Recording Information Record	Book	Page
N/A	N/A	N/A	N/A			

III) Property Description

State	County	Name of Claim	Legal Description	Acreage	LM Serial	Tax I	Recording Information Record	Book	Page
Montana	Lincoln	Gold Den	T26N, R31W, Sec.2 NE	15	6148	2588	188599	299	560
" "	" "	Jim Bain	T26N, R31W, Sec.2 NE	15	6149	2588	188599	299	560
" "	" "	Gold King	T27N, R31W, Sec. 36 SW & T26N, R31W, Sec.1 NW & Sec.2 NE	19	6151	2587	188599	299	560
" "	" "	Gold Bugg	T26N, R31W, Sec.1 NW & Sec.2 NE	17	6152A	2587	188599	299	560
" "	" "	Gold Bugg Millsite	T27N, R31W, Sec. 36 SW	5	6152B	9862	188599	299	560
" "	" "	Is More	T26N, R31W, Sec.2 NW	19	7302	2588	188599	299	560
" "	" "	Evening	T27N, R31W, Sec. 35 S	16	7303	2588	188599	299	560
" "	" "	Last Chance	T26N, R31W, Sec.2 NW	8	7304	2588	188599	299	560
" "	" "	Treasure Vault	T27N, R31W, Sec. 35 S & T26N, R31W, Sec.2 N	16	7305	2588	188599	299	560
" "	" "	Ekalaka	T26N, R31W, Sec.2 SW	20	7306	2588	188599	299	560
" "	" "	Minnie W.	T26N, R31W, Sec.2 W	20	7307	2588	188599	299	560
" "	" "	Union	T26N, R31W, Sec.2 NW	20	7308A	2588	188599	299	560
" "	" "	Union Millsite	T27N, R31W, Sec. 35 S	5	7308B	9864	188599	299	560
" "	" "	Brookland Placer	T27N, R31W, Sec. 35 SW & T26N, R31W, Sec.2 NW	17	7309	2588	188599	299	560
" "	" "	Old Reliable	T26N, R31W, Sec.2 SE	20	6987	2355	188599	299	560
" "	" "	Outlook	T26N, R31W, Sec.2 E	12	6988	2355	188599	299	560
" "	" "	Outlook Fraction	T26N, R31W, Sec.2 E	5	6989	2355	188599	299	560
" "	" "	Misfit	T26N, R31W, Sec.2 N	15	6990	2355	188599	299	560
" "	" "	Misfit Fraction	T26N, R31W, Sec.2 N	11	6991	2355	188599	299	560
	Total No.of Claims =	19	Total Acreage (approx.) =	273

REVETT MINING COMPANY, INC

Corporate Land Holding Summary

I) Summary

Holding Company:	Revett Holdings, Inc. ("RHI")
Property Name:	Noggle Creek
Type of Holding:	Fee Simple
Acreage (approx.):	400 acres
Maps:	

II) Encumbrances

				Recording Information		
Property Name	Encumbered to:	Amount	Type of Encumbrance	Record	Book	Page
Noggle Creek	The Conservation Fund		Purchase option for conveyance to Federal or Montana State agency.	207515	315	990

III) Property Description

						Recording Information		
State	County	Name of Claim	Legal Description	Acreage	Tax ID	Record	Book	Page
Montana	Lincoln	Parcel 1 (est. acreage)	T28N, R33W, Sec.3 E1/2	*240*	11714			
" "	Sanders	Parcel 1 (est. acreage)	T28N, R33W, Sec.3 E1/3	*80*	16692			
" "	Sanders	Parcel 2	T28N, R33W, Sec.11 W 1/2 of NW 1/4	80	16692			
" "	Lincoln	Parcel 3 (in part)	Access Easement (see Lincoln County records)	0		182508	294	378
" "	Sanders	Parcel 3 (in part)	Access Easement (see Sanders County records)	0		259673-4	1	9027-28
Total No.of Claims =		5	Total Acreage (approx.) =	400